EXHIBIT (a)(12)

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Rule 13e-3 Transaction Statement for Mr. William Pagano, of our report dated March 26, 2009 with respect to our audits of the consolidated financial statements and financial statement schedule of Colonial Commercial Corp., as of December 31, 2008 and 2007 and for each of the years then ended, included in the Schedule TO, Amendment No. 3, being filed with the Securities and Exchange Commission on or about August 20, 2009.

/s/ Eisner LLP

New York, New York
August 19, 2009